UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 9, 2011

Ferro Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6060 Parkland Boulevard, Mayfield Heights, Ohio		44124
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-875-5600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e) Ferro Corporation (the "Company") announced today that Thomas R. Miklich, Vice President and Chief Financial Officer, has notified the Company of his intent to complete his service with the Company on July 7, 2012. Mr. Miklich, who will be 65 in April, has determined that he would like to devote more time to his service on boards of directors and to return to his consulting activities. He has agreed to continue to serve as Vice President and Chief Financial Officer while the Company identifies a successor and to serve in an advisory capacity through July 7, 2012 to facilitate a smooth transition. The Company has commenced a search to identify a successor.

The Company and Mr. Miklich intend to enter into an agreement providing for Mr. Miklich’s continued employment through July 7, 2012. Under the agreement, Mr. Miklich would continue to receive his base salary through July 7, 2012 and would be entitled to the full exercise period for any options that are vested and outstanding as of July 7, 2012. Mr. Miklich would not be entitled to receive any additional equity grants and he would forfeit his restricted shares, but he would be entitled to a retention payment of $500,000 payable after completion of his service, pursuant to the terms of the agreement. The agreement would also contain a release of claims and certain restrictive covenants, including confidentiality, non-competition, non-solicitation, and non-disparagement obligations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation

December 14, 2011	By:	Mark H. Duesenberg

Name: Mark H. Duesenberg
Title: Vice President, General Counsel and Secretary